Exhibit 99.1

R&G FINANCIAL CORPORATION UPDATES STATUS OF RESTATEMENT PROCESS

San Juan, Puerto Rico, March 29, 2007 – R&G Financial Corporation (RGFC), San Juan, Puerto Rico (the “Company”), a diversified financial holding company, made an announcement today concerning the preparation of its restated consolidated financial statements for the years ended December 31, 2002 through 2004 and its amended Annual Report on Form 10-K/A for the year ended December 31, 2004 (the “2004 10-K/A”). The Company had previously stated that it was expressing no views as to when its 2002, 2003 and 2004 audited restated financial statements would be available and had experienced some delays in producing these financial statements, but believed that it was more likely than not that it would file the 2004 10-K/A in the first quarter of 2007. The Company continues to express no views as to when its 2002, 2003 and 2004 audited restated consolidated financial statements and 2004 10-K/A will be publicly available, but advises that it has experienced further delays in producing these financial statements and will not file the 2004 10-K/A in the first quarter of 2007.

In connection with this announcement, Juan Agosto-Alicea, the Company’s new Vice-Chairman of the Board of Directors who is expected to become the Chairman of the Board on July 1, 2007, said, “Although the restatement has been a complex process and has taken longer than we would have hoped, the Company has made substantial progress, and under the leadership of its current management team continues working diligently to complete the restatement as soon as possible.”

R&G Financial Corporation, currently in its 35th year of operation, is a diversified financial holding company with operations in Puerto Rico and the United States, providing banking, mortgage banking, consumer finance and insurance through its wholly owned subsidiaries, R-G Premier Bank of Puerto Rico, R-G Crown Bank, R&G Mortgage Corporation, and R-G Insurance Corporation, its Puerto Rico insurance agency. At December 31, 2006, the Company operated 36 bank branches in Puerto Rico, 33 bank branches in the Orlando, Tampa/St. Petersburg and Jacksonville, Florida and Augusta, Georgia markets, and 46 mortgage offices in Puerto Rico, including 32 facilities located within R-G Premier Bank of Puerto Rico’s banking branches.